UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 18, 2009

CH ENERGY GROUP, INC.
 (Exact name of Registrants as specified in its charter)

Commission	Registrant, State of Incorporation	IRS Employer
File Number	Address and Telephone Number	Identification No.

0-30512	CH Energy Group, Inc.	14-1804460
(Incorporated in New York)
284 South Avenue
Poughkeepsie, NY 12601-4839
(845) 452-2000

Not applicable
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On December 11, 2009, CH Energy Group, Inc. (NYSE: CHG) announced that its subsidiary, Griffith Energy Services, Inc., had completed the sale of select operating divisions serving markets in Rhode Island, Connecticut and Pennsylvania as part of a strategic streamlining that is expected to reduce cash flow volatility and allow the fuel oil delivery firm to focus on its Mid-Atlantic operations.  At that time, it was also reported that the sale would result in a gain of approximately $6.5 million after taxes, or approximately 40 cents per share.  For clarification, CH Energy Group issued a press release on December 18, 2009, stating that the gain reported in the December 11 press release is the amount of gain that is expected to be recognized by Griffith Energy Services from the sale.  As a result of taxes applicable to CH Energy Group at its holding company level, the gain that CH Energy Group will recognize from the sale, on a consolidated basis, after taxes, is expected to be approximately $5.5 million, or approximately 35 cents per share.   The press release issued by CH Energy Group, Inc. is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits. The following are filed as exhibits to this Form 8-K pursuant to Item 6.01 of Regulation S-K:

99.1	Press Release of CH Energy Group, Inc. dated December 18, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CH ENERGY GROUP, INC.

Date: December 18, 2009	By:	/s/ Kimberly J. Wright
Name: Kimberly J. Wright
Title: Vice President – Accounting and Controller

EXHIBIT INDEX

Exhibit No.	Exhibit
99.1	Press Release of CH Energy Group, Inc. dated December 18, 2009.